EXHIBIT 5.1

SIMPSON THACHER & BARTLETT LLP

2550 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE: (650) 251-5002

September 4, 2009

CB Richard Ellis Group, Inc.

11150 Santa Monica Boulevard

Suite 1600

Los Angeles, CA 90025

Ladies and Gentlemen:

We have acted as counsel to CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an additional 10,000,000 shares (the “Shares”) of Class A common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the CB Richard Ellis Group, Inc. 2004 Stock Incentive Plan, as amended (the “Plan”).

We have examined the Registration Statement, the Plan and a form of the share certificate for the Common Stock. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Shares have been duly authorized and (2) upon the issuance of the Shares by the Company in accordance with the terms of the Plan and, if applicable, the terms of any agreement to which the Company or a subsidiary of the Company is a party that was entered into pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP